EXHIBIT 18
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                           PRINCIPAL PRESERVATION PORTFOLIOS, INC.
                                   CASH RESERVE PORTFOLIO

                           OPERATING PLAN FOR CLASS X COMMON STOCK
                                  AND CLASS Y COMMON STOCK


     This Plan sets forth guidelines and principles regarding relative voting, dividend and liquidation rights and privileges and income and expense allocations between shares of Class X Common Stock ("X Shares") and Class Y Common Stock ("Y Shares") of the Principal Preservation Cash Reserve Portfolio.

A.     OWNERSHIP RIGHTS

       1. Each X Share and Y Share represents a pro rata ownership interest in the net assets of the Cash Reserve Portfolio, taking all outstanding X Shares and Y Shares together without regard to Class.

B.     VOTING RIGHTS

       1. X Shares shall have exclusive voting rights on any matter submitted to shareholders of the Cash Reserve Portfolio that affects only Class X Shares (e.g., amendments to Principal Preservation's Rule 12b-1 Distribution Plan as it relates to the Cash Reserve Portfolio), and Class Y Shares shall have exclusive voting rights on any matter submitted to shareholders of the Cash Reserve Portfolio that affects only Class Y Shares, if any.

       2. X Shares and Y Shares shall vote separately by Class on any matter submitted to shareholders of the Cash Reserve Portfolio with respect to which the two Classes of shares have interests different from each other, and approval of any such matter with respect to either Class shall require the affirmative vote of shareholders holding the requisite majority of shares of such Class..


       3. X Shares and Y Shares shall vote together and shall have equal voting rights (one vote for each share and a proportional vote for each fractional share) with respect to all other matters submitted to shareholders of the Cash Reserve Portfolio.

C.     DIVIDEND AND LIQUIDATION RIGHTS

       1. X Shares and Y Shares shall be entitled to participate equally on a pro rata basis in all dividends as and when declared and paid by the Cash Reserve Portfolio from time to time pursuant to the direction of Principal Preservation's Board of Directors and the dividend policy disclosed in the Cash Reserve Portfolio's current prospectuses and statements of additional information relating to its X and Y Shares, respectively.

       2. X Shares and Y Shares shall have equal rights in connection with voluntary or involuntary redemptions and any liquidation of the Cash Reserve Portfolio, all in accordance with the conditions and the policies and procedures established from time to time in the current prospectuses and statements of additional information relating to the Cash Reserve Portfolio's X Shares and Y Shares, respectively.

D.     INCOME AND EXPENSE ALLOCATIONS

       1. Except as described in this Section D of this Plan, all income and capital gains and all expenses and capital losses earned or incurred by the Cash Reserve Portfolio shall be allocated equally to each outstanding share of common stock of the Cash Reserve Portfolio, without regard to Class.


       2. Costs and expenses incurred by the Cash Reserve Portfolio exclusively for the benefit of either X Shares or Y Shares (e.g., state securities registration fees; costs and expenses incurred in connection with a shareholder meeting in which only holders of one or the other of the two classes will participate; costs incurred for preparation, printing and mailing of marketing materials, relating to only one of the two Classes; etc.) shall be allocated entirely to the Class for whose benefit such costs and expenses are incurred.

       3. Fees under Principal Preservation's Rule 12b-1 Distribution Plan shall accrue only with respect to that portion of the Cash Reserve Portfolio's average daily net assets represented by the outstanding X Shares, and the entire expense incurred by the Cash Reserve Portfolio with respect to such fees shall be allocated entirely to the outstanding X Shares.

       4. Fees payable pursuant to any shareholder servicing agent agreements entered into by Principal Preservation Portfolios, Inc. (on behalf of the Cash Reserve Portfolio) shall be payable only with respect to X Shares held pursuant to such agreement(s) (and each shareholder servicing agent agreement shall so provide), and any such fees incurred by the Cash Reserve Portfolio shall be allocated entirely to the outstanding X Shares.